EXHIBIT 21.1
CT COMMUNICATIONS, INC. AND SUBSIDIARIES
Subsidiaries of the Company

STATE OF INCORPORATION

The Concord Telephone Company	North Carolina
CT Wireless Cable, Inc.	North Carolina
Wavetel, L.L.C.	Delaware
WebServe, Inc.	North Carolina
Wireless One of North Carolina, L.L.C.	North Carolina
CTC Long Distance Services, LLC	North Carolina
CT Cellular, Inc.	North Carolina
CTC Exchange Services, Inc.	North Carolina
CTC Internet Services, Inc.	North Carolina
CT Services, Inc.	North Carolina
CTC Employment Services, LLC	North Carolina
Progress Place Realty Holding Company, LLC	North Carolina
CT Global, LLC	North Carolina
Wavetel TN, L.L.C.	Delaware
Carolina Personal Communications, Inc.	North Carolina
CTC Video Services, LLC	North Carolina